Exhibit 99.1

News Release

EPSILON ENERGY LTD. ANNOUNCES

CHANGES TO THE BOARD OF DIRECTORS

HOUSTON, Texas – February 2, 2021 — Epsilon Energy Ltd. (NASDAQ: EPSN) (“Epsilon” or the “Company”) announced today that its Board of Directors (the “Board”) has appointed Jason Stankowski (age 50) and David Winn (age 58) to the Board, effective January 29, 2021. Mr. Stankowski and Mr. Winn will serve an initial term expiring at Epsilon’s 2021 Annual General Meeting of Shareholders and will stand for reelection at that time.

Epsilon also announced that Ryan Roebuck resigned from Epsilon’s Board, and corresponding committees of the Board, effective January 29, 2021. The Board has appointed Mr. Winn to serve as a member of the Audit Committee to replace Ryan Roebuck.

The Board also appointed Mr. Stankowski to serve as a member of the Audit Committee, effective January 29, 2021. Mr. Stankowski was appointed to replace Mr. Finlayson who resigned from the Audit Committee, effective January 29, 2021. Mr. Finlayson was appointed to the Compensation Committee, effective January 29, 2021, to replace Mr. Roebuck.

Michael Raleigh, the CEO of Epsilon, stated: “We very much appreciate Ryan’s service over the past 7 years as a Director of Epsilon. We welcome Jason and David to our Board. We are confident that both of them will provide a material contribution to the success of the Company.”

Mr. Stankowski has been in the investment industry since 1992. He began his career at Prudential Securities in San Francisco and spent eight years in structured finance at CMA Capital Management, where he acted in a number of roles, including specializing in corporate retirement planning, structuring complex investment and financing structures for Fortune 1000 companies. Mr. Stankowski founded Clayton Partners LLC and The Clayton Capital Appreciation Fund, L.P. in 2003. He became designated as a Chartered Financial Analyst in 2003 and received a B.S. in Economics from the University of California, Santa Cruz in 1992.

Mr. Winn recently retired from a 36 year career in public accounting that involved extensive board interaction. From 2003 until July 2020, Mr. Winn was an Audit Partner for Grant Thornton LLP, which is an independent audit, tax, and advisory firm and the U.S. member firm of Grant Thornton International Ltd. During his tenure, Mr. Winn served as audit department head, industry program leader, an engagement partner, quality control reviewer, and was a relationship partner to large clients. Mr. Winn has extensive Securities and Exchange Commission reporting experience with registration statements and annual and quarterly filings. Mr. Winn served as a Director for PricewaterhouseCoopers LLP during 2002-2003 and previously as a Partner with Arthur Andersen LLP from 1985-2002. Mr. Winn was awarded a B.B.A. from the University of Oklahoma in 1984 and is a Certified Public Accountant licensed in Texas and Oklahoma. He is also a member of AICPA.

We believe that Mr. Stankowski and Mr. Winn are qualified to serve as members of our Board as a result of their extensive technical and business experience.

About Epsilon

Epsilon Energy Ltd. is a North American onshore natural gas production and midstream company with a focus on the Marcellus Shale of Pennsylvania.

Epsilon’s Common Shares trade on NASDAQ under the symbol EPSN. For more information, please visit the Company’s website at www.epsilonenergyltd.com or contact:

Michael Raleigh
Chief Executive Officer
281-670-0002
Michael.Raleigh@EpsilonEnergyLTD.com

Copies of financial data and other publicly filed documents are filed on SEDAR at www.sedar.com or on EDGAR at www.sec.gov/edgar.shtml under “Epsilon Energy Ltd.” or on the Company's website.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this news release may constitute forward-looking information or forward-looking statements within the meaning of applicable securities laws (collectively, "forward-looking statements"), which reflect the expectations of management regarding the future growth, results of operations, performance and business prospects and opportunities of the Company and its projects. These statements, which are based on certain assumptions and describe the Company's future plans, strategies and expectations, can generally be identified by the use of the words "plans," "expects," "does not expect," "is expected," "budget," "estimates," "forecasts," "intends," "anticipates," or "does not anticipate," "believes," "outlook," "objective," or "continue," or equivalents or variations, including negative variations, of such words and phrases, or state that certain actions, events or results, "may," "could," "would," "should," "might," or "will," be taken, occur or be achieved. Examples of such statements in this press release include, but are not limited, to statements with respect to the number of Common Shares expected to be taken up under the Offer, and the purchase price for the Common Shares expected to be taken up under the Offer.

Forward-looking statements involve significant risks and uncertainties, should not be read as guarantees of future performance or results, and will not necessarily be accurate indications of whether or not or the times at or by which such performance or results will be achieved. Please refer to the factors discussed under "Risk Factors" and "Forward-Looking Information" in the Company's periodic reports as filed with the Securities and Exchange Commission from time to time for a detailed discussion of the risks and uncertainties affecting the Company. These risks and uncertainties include, but are not limited to, potential risks and uncertainties relating to the ultimate geographic spread of the novel coronavirus (COVID-19), the severity of the disease, the duration of the COVID-19 outbreak, actions that may be taken by governmental authorities to contain the COVID-19 outbreak or to treat its impact, the potential negative impacts of COVID-19 on the global economy and financial markets and any resulting impact on the satisfaction of the conditions of the Offer such that the Company may not be required to purchase the Common Shares and/or may terminate the Offer. Although the forward-looking statements contained in this news release are based upon what are believed to be reasonable assumptions, investors cannot be assured that actual results will be consistent with these forward-looking statements, and the differences may be material. These forward-looking statements are made as of the date of this news release and, except as expressly required by applicable law, the Company assumes no obligation to update or revise them to reflect new events or circumstances.

For the avoidance of doubt, the above-mentioned Uniform Resource Locators (“URLs”) given in respect of web-site addresses are inactive textual references only and it is not intended to incorporate the contents of any such web sites into this news release nor should the contents of such web sites be deemed to be incorporated into this news release.